Exhibit 10.17

February 28, 2023

Parisa Zamiri

Via email

Re: Terms of Separation

Dear Parisa:

This letter confirms the agreement (“Agreement”) between you and Graybug Vision, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.
Separation Date: Your employment is being terminated effective February 28, 2023 (the “Separation Date”).
2.
Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on the Separation Date, we provided you one or more final paychecks for all wages, salary, bonuses, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts. Please promptly submit for reimbursement all final outstanding expenses, if any. By your signature below, you hereby agree that you have received payment in full of the Company’s fiscal year 2022 bonus and you waive any right or entitlement to payment of any other bonus payment from the Company (other than as included in severance under Section 3(a) below), including but not limited to, any bonus with respect to either the Company’s fiscal year 2022 or the Company’s fiscal year 2023.
3.
Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following:
a.
Severance: The Company agrees to pay you, within ten (10) business days following the Effective Date (as defined below) of this Agreement, a lump sum payment in the gross amount of $829,084, less applicable state and federal payroll deductions, which equals the sum of (a) 15 months of your base salary plus (b) 1.25 times your 2023 annual target bonus rate of 40% times your 2023 annual salary.
b.
Health Benefit Payment: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits until the earliest of: (a) 15 months following the Separation Date and (b) the date on which you and your covered dependents, if any, become eligible for healthcare coverage under another employer plan(s). You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.
c.
Equity Vesting Acceleration. 100% acceleration of any unvested shares subject to your outstanding stock options and restricted stock units granted under the Company’s 2015 Stock Incentive

Parisa Zamiri

Plan or the Company’s 2020 Equity Incentive Plan (as applicable, the “Plan,” and collectively, your “Options” and “RSUs”, respectively).

The equity report attached hereto as Exhibit B summarizes your outstanding Options and RSUs. Your rights concerning your Options and RSUs will continue to be governed by the Plan and the applicable written award agreements, as amended pursuant to the Amendment to Stock Option Award Agreement and the Amendment to Restricted Stock Unit Award Agreement entered into by and between you and the Company on or about February 28, 2023. Further, you agree to further amend your Options and RSUs, if the Company determines such amendments to be in the best interests of the Company or if such amendments are required by CalciMedica.

d.
Retention of Company Laptop. Subject to applicable withholding, the Company will allow you to retain and transfer ownership of your Company-issued laptop; provided, however, that no later than March 3, 2023, you provide the laptop to the Company to create a back-up of and permanently wipe all Company data and other content on the laptop.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this Section 3 in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.

4.
Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control, other than the Company-issued laptop as described above.
5.
Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by Exhibit A (attached hereto) (the “Confidentiality Agreement”); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.
6.
General Release and Waiver of Claims:
a.
The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company, including, but not limited to, pursuant to your employment offer letter or agreement with the Company or the Company’s Change in Control Severance Policy. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, advisors, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns, including but not limited to CalciMedica, Inc. (collectively “Releasees”), whether known or not known, including, without limitation, any right or entitlement to payment of any other bonus payment from the Company (other than as included in severance under Section 3(a) above), including but not limited to, any bonus with respect to either the Company’s fiscal year 2022 or the Company’s fiscal year 2023, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the provisions of the Massachusetts Fair Employment Practices Act and any other laws and/or regulations

Parisa Zamiri

relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

c. You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

7.
Covenant Not to Sue:
a.
To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.
Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
8.
Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
9.
Non-disparagement: You agree that you will not, directly or indirectly, disparage or make negative remarks regarding Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. Nothing in this section shall prohibit you from providing truthful information in response to a subpoena or other legal process.
10.
Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate in Boston, Massachusetts through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract,

Parisa Zamiri

statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
11.
Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
12.
Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
13.
No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
14.
Complete and Voluntary Agreement: This Agreement, together with its exhibits hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
15.
Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
16.
Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
17.
Review of Separation Agreement; Expiration of Offer: You understand that you may take up to forty-five (45) calendar days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will

Parisa Zamiri

automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also acknowledge that at the time you were first provided this Agreement to consider, you were also provided with the attached document entitled “ADEA Disclosure” (Exhibit C hereto). You also understand you may revoke this Agreement within seven (7) calendar days of signing this document and that the separation compensation to be provided to you pursuant to Section 3 will be provided only after the expiration of that seven (7) calendar day revocation period. You hereby further acknowledge that the Company has provided you with ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Exhibit C.
18.
Effective Date: This Agreement is effective on the eighth (8th) calendar day after you sign it and without revocation by you (the “Effective Date”).
19.
Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

Graybug Vision, Inc.

By: /s/ Robert Breuil

Robert S. Breuil, Chief Financial Officer

READ, UNDERSTOOD AND AGREED

/s/ Parisa Zamiri Date: February 28, 2023
Parisa Zamiri

EXHIBIT A

CONFIDENTIALITY AGREEMENT

[Redacted]

Parisa Zamiri

EXHIBIT B

EQUITY REPORT

Options

Date of Grant	Exercise Price Per Share	ISO or NQSO as of Date of Grant	Number of Shares Subject to the Stock Option on Date of Grant
July 7, 20202	$3.52	ISO	28,471
July 7, 2020	$3.52	NQSO	195,265
December 8, 2020	$23.66	ISO	16,904
December 8, 2020	$23.66	NQSO	18,096
May 19, 2021	$3.73	ISO	22,822
May 19, 2021	$3.73	NQSO	196,178
February 28, 2022	$1.33	ISO	1
February 28, 2022	$1.33	NQSO	63,844

RSUs

Date of Grant	Number of Shares Subject to RSU Award on Date of Grant
May 19, 2021	150,000
February 28, 2022	83,155
August 24, 2022	450,000

Parisa Zamiri

EXHIBIT C

ADEA DISCLOSURE

(UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H))

[Redacted]